EXHIBIT 21.1

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC AND SUBSIDIARIES

EXHIBIT 21 — SUBSIDIARIES OF REGISTRANT

Unless otherwise noted, all subsidiaries are 100% owned (directly or indirectly) by Consolidated Communications Holdings, Inc.

Name	State of Incorporation
Consolidated Communications, Inc.	Illinois
Consolidated Communications of Texas Company	Texas
Consolidated Communications of Fort Bend Company	Texas
Consolidated Communications Services Company	Texas
Consolidated Communications Enterprise Services, Inc.	Delaware
Consolidated Communications of Pennsylvania, LLC	Delaware
East Texas Fiber Line, Incorporated (63% ownership)	Texas
Illinois Consolidated Telephone Company	Illinois
WH Acquisition Corp.	California
WH Acquisition II Corp.	California